Exhibit 99.1

News Release

Contacts:	Mellon Financial Corporation	Safeco

	Media –Joseph F. Ailinger Jr.	Media – Paul Hollie
	(617) 722-7571	(206) 545-3048
	ailinger.jf@mellon.com	pauhol@safeco.com

	Analysts – Andy Clark	Analysts – Neal Fuller
	(412) 234-4633	(206) 545-5537
	clark.aj@mellon.com	neaful@safeco.com

FOR IMMEDIATE RELEASE

MELLON TO ACQUIRE SAFECO TRUST COMPANY

—Addition of Seattle-based investment management firm strengthens West Coast presence of Mellon’s Private Wealth Management group—

BOSTON and SEATTLE April 12, 2004 — Mellon Financial Corporation today announced that it has reached a definitive agreement with Safeco Corporation to acquire Safeco Trust Company. Terms of the agreement, expected to close within 30 days, were not disclosed.

The Seattle-based Safeco Trust Company provides investment, financial and estate planning services to individuals and families with more than $1 million in investable assets.

“This latest acquisition represents another opportunity for Mellon to invest in its attractive mix of fee-based businesses, while complementing the steady organic growth we’ve achieved in our asset management business,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “This acquisition increases our value for high net worth clients, as we continue to intensify our strength as a provider of the highest quality wealth management capabilities.”

“We are very pleased to be joining Mellon,” said Gary Grina, senior vice president of Safeco Trust Company. “Our compatible investment philosophies and the enhanced range of investment options that we will now be able to offer our clients makes this a positive move for everyone involved – most importantly, our clients.”

“We are honored to welcome Safeco Trust Company and their clients to our organization,” said David F. Lamere, Mellon vice chairman and president of Mellon’s Private Wealth Management group. “This partnership provides an excellent opportunity for Mellon to bring our wealth management capabilities to a new group of clients in the Pacific Northwest. I believe this is an excellent fit.”

— more —

Mellon to Acquire Safeco Trust Company

April 12, 2004

Mellon closed deals on The Trust Company of Washington in 2000 and California-based Van Deventer & Hoch in 2001. Safeco Trust Company team will join Mellon’s existing Private Wealth Management office in Seattle and report to Northwest regional president John J. Cortis. Mellon also has offices in Tacoma and Bellevue

The agreement with Safeco Trust Company represents Mellon’s fifth acquisition in its Private Wealth Management group in less than four years. In addition to the West Coast transactions, Mellon acquired Ohio-based Weber Fulton & Felman in 2002 and Georgia-based The Arden Group in 2003.

Safeco, in business since 1923, is a Fortune 500 company based in Seattle that sells insurance and investment products through independent agents, brokers and financial advisors nationwide. More information about Safeco can be found at www.safeco.com.

With $76 billion in client assets, Mellon’s Private Wealth Management group maintains more than 60 offices, including locations in California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Washington and Washington, D.C.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $3.5 trillion in assets under management, administration or custody, including $657 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. More about Mellon is available at www.mellon.com.

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